Amendment No. 1 to Letter Agreement

THIS AMENDMENT is made this 15th day of November, 2007, by and between Trinad Capital Master Fund, Ltd. (“Trinad”) and Asianada, Inc. (the “Company”).

WHEREAS, the Company entered into that certain letter agreement with Trinad dated October 24, 2007 (the “Loan Agreement”), in connection with a loan from Trinad to the Company of up to a principal amount of $100,000 (the “Loan”); and

WHEREAS, the Company has requested that Trinad increase the principal amount of the Loan, and Trinad has agreed to do so, and the parties agree to enter into this amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Loan Agreement as follows:

1.
Increase in Principal Amount of the Loan. The Loan Agreement is hereby amended to (i) increase the principal amount of the Loan to up to $250,000 and (ii) the entire outstanding principal amount of the Loan and any accrued interest thereon shall be due and payable by the Company upon, and not prior to, a Next Financing, which shall be increased to an amount of not less than $500,000.

2.	Ratification.Except as herein amended, all of the terms and conditions of the Loan Agreement are hereby ratified and confirmed, and shall remain in full force and effect.

Acknowledged and agreed to:

Asianada, Inc.

By:	/s/ Charles Bentz
Name: Charles Bentz
Title: Chief Financial Officer

Trinad Capital Master Fund, Ltd.

By:	/s/ Jay Wolf
Name: Jay Wolf
Title: Director